Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258149

PROSPECTUS SUPPLEMENT NO. 7

(to prospectus dated August 6, 2021)

THE BEACHBODY COMPANY, INC.

243,320,841 SHARES OF COMMON STOCK

5,333,333 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

15,333,333 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 6, 2021 (the “Prospectus”), related to (i) the offer and sale, from time to time, by the selling stockholders identified in the Prospectus, or their permitted transferees, of (a) an aggregate of 243,320,841 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of The Beachbody Company, Inc., a Delaware corporation, and (b) 5,333,333 warrants to purchase Common Stock at an exercise price of $11.50 per share (the “private placement warrants”) and (ii) the issuance by us of up to 15,333,333 shares of Common Stock upon the exercise of outstanding public warrants (the “public warrants”) and private placement warrants (collectively, the “warrants”), with the information contained in Item 5.02 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on December 20, 2022 (the “Information”). Accordingly, we have attached the Information to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock are listed on The New York Stock Exchange under the symbol “BODY.” On December 20, 2022, the closing sale price per share of our Common Stock was $0.65. Our public warrants are listed on The New York Stock Exchange under the symbol “BODY WS.” On December 20, 2022, the closing sale price per warrant of our public warrants was $0.06.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 20, 2022.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2022, the board of directors (the “Board”) of The Beachbody Company, Inc. (the “Company”) voted, effective as of January 3, 2023 (the “Effective Time”), to increase the number of directors constituting the whole Board from seven to eight directors and to appoint, as of the Effective Time, Ann Lundy to serve as a member of the Board, filling the vacancy on the Board resulting from such increase. Ms. Lundy was also appointed to serve as the chair of the Audit Committee of the Board. Ms. Lundy will receive compensation in accordance with our compensation arrangements for non-employee directors. Ms. Lundy will also enter into the Company’s standard form of Indemnification Agreement.

Ann Lundy has served as Senior Vice President, Corporate Finance and Internal Audit of Activision Blizzard, a public video game holding company, since November 2021 and before that served as Vice President, Internal Audit from September 2019. Prior to Activision Blizzard, in 2019 Ms. Lundy was an executive consultant in finance, accounting and project management services and before that served as Senior Vice President and Chief Accounting Officer of MH Sub I, LLC (d/b/a Internet Brands), a company operating online media, community and e-commerce sites, in 2018. Prior to that, from March 2003 to August 2018 Ms. Lundy served various leadership positions at Mattel, Inc., including as Senior Vice President Finance & Strategy, Global Development and Product Supply. Ms. Lundy obtained a B.S. in Accounting from Oakland University.

There was no arrangement or understanding pursuant to which Ms. Lundy was elected as a director. There are no related party transactions between the Company and Ms. Lundy.

Forward-Looking Statements

This prospectus supplement includes statements that may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, express or implied forward-looking statements relating to the Company’s compensation and indemnification of its directors. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include the Company’s ability to remain in compliance with corporate governance rules of the New York Stock Exchange or the Securities and Exchange Commission, and the risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.